EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of September 1, 2020, by and between Duos Technologies Group, Inc., a Florida corporation with its principal place of business located at 6622 Southpoint Drive S. Suite 310, Jacksonville, Florida 32216 (the "Company"), and Charles P. Ferry, an individual and resident of the State of Florida ("Executive" and together with the Company, the "Parties" and each, a "Party").

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A. The Company wishes to employ Executive as Chief Executive Officer because Executive possesses certain knowledge and skills relating to the Company's business, structure and operations that the Company wishes to retain for the development and success of the Company's business.

B. The Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Employment; Duties. The Company hereby employs Executive, and Executive hereby accepts employment, as Chief Executive Officer of the Company, subject to the terms and conditions set forth in this Agreement. As Chief Executive Officer, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with such position and as may, from time to time, be assigned to him by the board of directors of the Company (the "Board") and Executive shall report directly to the Board. During the Term (as defined herein), Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Executive for the making of passive personal investments, the conduct of private business affairs, and charitable activities shall be allowed, *provided* that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

2. Term of Employment. The term of Executive's employment hereunder, unless sooner terminated as provided herein (the "Initial Term"), shall be for a period of one year, having commenced on September 1, 2020 (the "Commencement Date") and ending on August 31, 2021. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a "Renewal Term"), unless either Party gives prior written notice of non-renewal ("Non-Renewal Notice") to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). Such notice shall be as required in Section 6 of the Agreement, below. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term."

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3. Compensation of Executive.

(a) Base Salary. Beginning on the Effective Date, the Company agrees to pay the Executive a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) in accordance with the normal company payroll policy and timing. All salary, bonus, or other compensation payable to the Executive shall be subject to the customary withholding, FICA, medical and other tax and other employment taxes and deductions as required by federal, state and local law with respect to compensation paid by an employer to an employee. The Board of Directors and any committees thereof shall perform an annual review of Executive's salary based on a review of Executive's performance of his duties and the Company's other compensation policies.

(b) Discretionary Bonus. In addition to the foregoing salary, Executive shall be eligible for a one-time cash incentive bonus in the amount of up to Fifty Thousand Dollars ($50,000) in accordance with criteria determined by, and in the sole discretion of, the Board of Directors and based on the review and recommendation of the Compensation Committee of the Board of Directors to be paid as follows (i) Twenty Five Thousand Dollars ($25,000) payable within 90 days of the Effective Date subject to satisfactory performance as determined by the Board of Directors including delivery of a "Strategic Plan" for the Company and (ii) Twenty Five Thousand Dollars ($25,000) payable on or before December 31, 2020 subject to acceptance of the "Strategic Plan" for the Company by the Board of Directors.

(c) Annual Performance Bonus. Beginning in 2021, in addition to the Base Salary, the Executive is eligible for an annual performance bonus in an amount up to One Hundred Fifty Thousand Dollars ($150,000) per year in accordance with criteria, including but not limited to revenue targets, profitability and other key performance indicators as recommended by the CEO and accepted by the Board of Directors as part of the 2021 Strategic Plan. The annual performance bonus will be calculated based on meeting specified metrics aggregated from January 1, 2021 to December 31, 2021. The performance bonus, once calculated and approved by the Board of Directors will be paid in one lump sum no later than March 31, 2022. The payout date may be delayed or advanced by up to 15 days to take the most advantageous position for Company tax filings.

(d) Equity Compensation. As additional consideration for entering into this Agreement, the Executive shall receive 100,000 stock options to purchase shares of common stock of the Company (the "Incentive Options") on the Effective Date at a price per share based on the last trading price of the Company's common stock prior to the date of the grant. The Incentive Options shall have a five-year term and vest as follows: (i) 50,000 Incentive Options shall vest on September 1, 2021 and (ii) 50,000 Incentive Options shall vest on September 1, 2022. For avoidance of doubt, unvested Incentive Options will be forfeited in the event Executive is no longer be employed by the Company on the vesting date.

(e) Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be reimbursed within 30 days, upon the presentation of vouchers, receipts, or other reasonably requested documentation therefor, for all expenses properly and reasonably incurred by Executive on behalf of the Company in the performance of Executive's duties hereunder.

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(f) Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the "Benefit Plans").

(g) Vacation Benefits. During the Term, the Executive shall be entitled to receive vacation benefits in accordance with the Company's applicable policies and procedures in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter. Subject to said vacation policies and procedures, the Executive shall be entitled to receive four (4) weeks of Company paid vacation, per year.

(h) Indemnification and D&O Insurance. The Company agrees to indemnify the Executive to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, providing to the Executive, if applicable, any Directors or Officers Insurance Policy, in effect as of the Effective Date, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter, with such indemnification of the Executive to be on terms determined by the Board, or any of its authorized Committees, but on terms no less favorable than provided to any other Company executive, officer or director.

4. Termination; Disability; Resignation; Termination Without Cause.

(a) Termination for Cause. The Company shall have the right to terminate the Executive's employment hereunder for Cause. Upon such termination for Cause, Executive shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the obligations of the Company to Executive shall be as set forth below. For purposes of this Agreement, "Cause" shall mean:

(i) Executive's indictment or conviction of a felony or any crime involving moral turpitude under federal, state or local law;

(ii) Executive's failure to perform (other than as a result of Executive's being Disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement for any reason whatsoever, including, without limitation, failure to execute or comply with a direction of the Board, and the Executive fails to cure such failure after written cure notification from the Board, unless the Board determines that such failure to perform is not curable. Upon receipt of a cure notice, the Executive shall acknowledge and provide a written corrective action plan within ten business days for approval by the Board. The Executive shall implement and report progress of the corrective action plan. If the Board determines the corrective action plan is not effective, they may approve the Executive's termination for cause.

(iii) Executive commits any dishonest, malicious, grossly negligent or other act which is materially detrimental to the business or reputation of the Company, or the Company's business relationships, provided, however, that

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in such event the Company shall give the Executive written notice specifying in reasonable detail the reason for the termination;

(iv) Any intentional misapplication by Executive of the Company's funds or other material assets, or any other act of dishonesty injurious to the Company committed by Executive;

(v) Any material violation of the Company's anti-harassment, anti-discrimination or anti-retaliation policies; or

(vi) Executive's use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board of Directors reasonably determines renders Executive unfit to serve in his capacity as Chief Executive Officer of the Company.

In the event the Company terminates the Executive's employment for Cause, then the Executive shall be entitled to receive only such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination (collectively, "Accrued Obligations").

(b) Disability. The Company shall have the right to terminate the Executive's employment hereunder by reason of the Executive's becoming Disabled for an aggregate period of ninety (90) days in any consecutive three hundred sixty (360) day period (the "Disability Period").

(i) "Disabled" as used in this Agreement means that, by reason of physical or mental incapacity, Executive shall fail or be unable to substantially perform the essential duties of his employment with or without reasonable accommodation.

(ii) In the event Executive is Disabled, during the period of such disability he shall receive all disability benefits under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company.

(iii) If the Executive is terminated at the end of the Disability Period, then the Executive shall receive only such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination.

(c) Death. The Company's employment of the Executive shall terminate upon his death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Executive shall be entitled to receive such compensation, expenses and/or benefits that have been earned, accrued or vested as of the date of such termination.

(d) Termination by the Executive for Good Reason.

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The Executive may elect, by written notice to the Company, such notice to be effective immediately upon receipt by the Company, and provided consistent with the requirements of Section 6 of this agreement below, to terminate his employment hereunder if:

(i) The Company sells all or substantially all of its assets and the Executive is not retained or otherwise has his employment terminated;

(ii) The Company merges or consolidates with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company); provided, however, that the Executive shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the transaction or the directors selected to serve on the Board after the merger or similar transaction described herein; or

(iii) The Company defaults in making any of the payments required under this Agreement and said default continues for a ninety (90) day period after the Executive has given the Company written notice of the payment default.

If the Executive elects to terminate his employment hereunder pursuant to this Section 4(d), then the Company shall continue to pay to the Executive his base salary, awarded bonus amounts and all benefits owed hereunder through the end of the then current Term.

(e) Resignation. If the Executive voluntarily resigns during the Term of this Agreement or any Renewal Term other than pursuant to Section 4(d) hereof, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement the Executive shall be entitled to receive such compensation, expenses and/or benefits that have been earned, accrued or vested as of and through the date of such termination, such date of termination to be mutually agreed upon between the Executive and the Company.

(f) Termination Without Cause. The Company may terminate this Agreement at any time, for any reason, or for no reason, effective immediately upon notice to Executive, delivered in accordance with Section 6 of this Agreement, stating Company's intention to terminate this Agreement. If the Company terminates this Agreement pursuant to this Section 4(f) during the Term of this Agreement or any Renewal Term, then the Company shall continue to pay to the Executive his base salary hereunder for a period of six months and shall receive all Accrued Obligations as of the date of such termination.

5. Covenants.

(a) Confidentiality.

(i) Proprietary Information. Executive understands and acknowledges that, during the course of his employment with the Company, Executive shall create and has created, as well as shall be granted and has been granted access to, certain valuable information

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relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a Competitive Business, as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as "Proprietary Information") including, but not limited to: Developments (as defined herein), the Company's products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Executive can demonstrate is generally available to the public (other than as a result of a disclosure by Executive).

(ii) Duty of Confidentiality. Executive agrees at all times, both during and after Executive's employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Executive or the Company is or becomes a party or subject thereto. Executive also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

(iii) Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all Company Investors, together with all distributors, vendors, customers, representatives, agents, licensees and third-parties ("Other Third Parties") that the Executive interacts and works with while employed by Company, are doing business with the Company and not with the Executive, personally, and that in the course of dealing with such Investors and Other Third Parties, the Company has established goodwill with respect to each such Investor and Other Third Party that is created and maintained at the Company's expense ("Third-Party Goodwill"). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, the Investors and Other Third Parties, and that Executive will inevitably have to draw on such information if Executive solicits or provides services to any Investor or Other Third Parties on his own behalf or on behalf of a Competitive Business. For purposes of this Agreement, "Competitive Business" shall mean any enterprise engaged in any business or entity similar to or competitive with the type of business conducted by the Company or any division or subsidiary of the Company which shall have succeeded to or is engaged in the business of the Company at the time the Executive's employment with the Company terminates or other business that is substantially similar to that which the Company is engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company.

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(iv) Non-Disparagement. The Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees. In addition, the Company agrees that its Board of Director and executives will not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

(b) Covenant Not To Disclose, Compete or Solicit. Upon execution of this Agreement, Executive and the Company shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A ("Non-Disclosure, Non-Competition and Non-Solicitation Agreement").

(c) Assignment of Developments.

(i) Executive acknowledges and agrees that all developments, including, without limitation, the creation of new products, devices, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, trade dress, service marks, copyrights, domain names, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof, including all results and proceeds of the foregoing, relating to the Business or future business of the Company that Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Executive's employment with or as a result of Executive's employment with the Company (collectively, "Developments") are being prepared by Executive as an employee of the Company within the scope of Executive's employment and shall be considered as "works made for hire" and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on Executive's part. If and to the extent the fact that the Developments are works made for hire is not effective to place ownership of the Developments and all rights therein to the Company, then Executive hereby solely, exclusively and irrevocably assigns and transfers to the Company any and all of his right, title and interest in and to the Developments. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare and to take any and all other actions that are necessary or desirable, in the reasonable opinion of the Company, to evidence or effectuate all or any of the Company's rights hereunder, including executing and delivering patent, trademark or copyright applications and instruments of assignment to the Company and enabling the Company to file instruments of assignment for, to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of Executive's employment with the Company.

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(ii) If any patent, trademark or copyright application is filed by Executive or on Executive's behalf during Executive's employment with the Company or within one (1) year after Executive's leaving the Company's employ, describing a Development within the scope of Executive's work for the Company or which otherwise relates to a portion of the business of the Company, of which the Executive had knowledge during Executive's employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.

(d) Remedies. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company's Proprietary Information. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company's obligations in Section 4, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive's ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(e) Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software, information relating to the research, development, preparation, maintenance and sale of any Company created products, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the Business of the Company or containing Proprietary Information and/or Developments, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive's employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and other property provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Executive's employment or upon the prior demand of the Company, Executive shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company's request for return.

6. Notices. Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

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If to the Company:	Duos Technologies, Inc. 6622 Southpoint Dr S # 310, Jacksonville, FL 32216 Attention: Adrian Goldfarb, CFO
With a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Attn: Joseph Lucosky, Esq. Facsimile: (732) 395-4401
If to Executive:	Charles P. Ferry 13645 Queens Harbor Blvd N Jacksonville, FL 32225 chuckferry19@gmail.com

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

7. Miscellaneous.

(a) Representations and Covenants. In order to induce the Company to enter into this Agreement, the Executive makes the following representations and covenants to the Company and acknowledges that Company is relying upon such representations and covenants:

(i) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling any and all of the terms and conditions of this Agreement.

(ii) Executive, during his employment, shall use his best efforts to disclose to the Board, in writing, or by other effective method, any bona fide information known by him, which he reasonably believes is not known to the Board, and which he reasonably believes would have any material negative impact on the Company.

(b) Director Appointment; Nomination. The Board shall always during the Term and any Renewal Term take all steps necessary to appoint Executive as a member of the Board and to maintain such appointment. In addition, the Board shall at all times during the Term and any Renewal Term take all steps necessary to nominate Executive as a nominee for director for the purposes of any meeting or consent of the shareholders conducted or taken during the Term or any Renewal Term.

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(c) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes the effectiveness all other prior agreements and understandings between the Parties or between Executive and the Company with respect to such subject matter.

(d) Amendment; Waiver. The Parties agree that this Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

(e) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business. Executive's rights or obligations under this Agreement may not be assigned by Executive.

(f) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g) Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes, by the laws and public policy of the State of Florida, except as it pertains to conflict of laws principles. Jurisdiction and venue shall be conferred upon the state and federal courts located in the State of Florida.

(h) Further Assurances. Each of the Parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time, and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(i) Severability. The Parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the Parties further agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

(j) Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

(k) Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company the Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of

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1986, as amended (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax while, to the extent possible, preserving the overall economic benefit to the Executive of such payments or benefits. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7 (k); provided that neither the Company nor any of its officers, directors, shareholders, employees, agents or representatives shall have any liability to the Executive with respect thereto.

(l) Survival. Notwithstanding the termination of the Executive's employment hereunder, the terms, conditions and provisions contained herein shall survive such termination.

(m) Counterparts. The Parties agree that this Agreement may be signed in two (2) or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

DUOS TECHNOLOGIES GROUP INC

By:________________________________
Name: Adrian Goldfarb
Title: Chief Financial Officer

EXECUTIVE

____
CHARLES P FERRY, an individual